PRESS RELEASE                                              Source: Modavox, Inc.

MODAVOX TO WEBCAST LIVE NEW MEXICO STATE OF THE STATE ADDRESS
Friday January 13, 3:00 am ET

SHOWCASES STATE-OF-ART INTERNET WEBCASTING CAPABILITY

PHOENIX, Jan. 13 /PRNewswire-FirstCall/ -- Modavox, Inc. (OTC Bulletin Board:
MDVX - News) announced it will webcast New Mexico Governor Bill Richardson's State of the State Address on Tuesday, January 17, 2006 at Noon MST (2 PM EST). This represents the first time a State of the State Address will Webcast live the event.

Modavox CEO David Ide states, "We are proud Governor Bill Richardson tapped us to webcast his State of the State address to New Mexico's 1.8 million residents through an Internet simulcast. This represents a milestone for New Mexico and reflects the Internet's power as a preeminent information delivery system for today's tech savvy world."

To access Tuesday's address, log onto www.governor.state.nm.us and follow the link for the live broadcast.

About Modavox, Inc.

Modavox, Inc. (www.modavox.com), a pioneer in digital broadcasting, produces and distributes online audio and video streaming media content, offering innovative, effective and comprehensive online marketing tools for reaching targeted niche communities worldwide. Modavox is an industry leader in networked audio and video solutions for Live and On-Demand Internet Broadcasting and Syndication; Content Management and Delivery; and Handicapped Accessibility. Through Modavox Central(TM), Modavox takes the search out of search, delivering content straight to computer desktops and portable devices. Through StreamSafe(TM), Webcast Wizard(TM), Stream Syndicate(TM) and AudioEye(TM), Modavox offers managed access to secure Internet streaming media; facilitates enterprise collaboration for online meeting, event management, enterprise communications and distance learning; offers digital rights management to syndicate audio and video content to Internet-enabled devices; and provides Internet accessibility for the handicapped.

Home of the VoiceAmerica(TM) Network (www.voiceamerica.com), Modavox is the leading producer and distributor of online, talk radio content.

Forward-Looking Statements

This release contains certain "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause Modavox's actual results to differ materially from those currently anticipated, including the risk factors identified from time to time in Modavox's filings with the Securities and Exchange Commission.

      Contact:
      Denise Dion
      480-643-5626
      denise.dion@modavox.com
      www.modavox.com